Exhibit 99.1

NASDAQ Hearings Panel Extends Date

for Ixia to Become Current in its SEC Filings

CALABASAS, CA— September 10, 2014 – Ixia (Nasdaq: XXIA) announced today that a NASDAQ Hearings Panel (the “Panel”) has determined to extend the date by which the company must become current in filing its required periodic financial reports with the Securities and Exchange Commission (the “SEC”) from September 12, 2014 to November 13, 2014. As a result, The NASDAQ Stock Market (“Nasdaq”) will continue the listing of Ixia’s common stock subject to the condition that, on or before November 13th, Ixia become current in its filings and also demonstrate that it is in compliance with all other requirements for continued listing on Nasdaq. If the company is unable to satisfy these conditions, the company’s common stock will be delisted.

Ixia is currently delinquent in filing with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 (the “Quarterly Reports”). The company requested the extension after determining that it likely would not be in a position to file the Quarterly Reports by September 12th, the date previously established by the Panel as the date by which the company must become compliant with Nasdaq’s listing requirements. The Panel does not have discretion to grant the company any further extensions beyond November 13th.

“We are pleased that the Panel has granted us this extension,” commented Brent Novak, Ixia’s acting chief financial officer. “We are continuing to devote substantial resources to complete and file the Quarterly Reports and expect to become current before the November 13th date set by the Panel.”

About Ixia

Ixia develops amazing products so its customers can connect the world. Ixia helps its customers provide an always-on user experience through fast, secure delivery of dynamic, connected technologies, and services. Through actionable insights that accelerate and secure application and service delivery, Ixia’s customers benefit from faster time to market, optimized application performance and higher-quality deployments. Learn more at http://www.ixiacom.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the anticipated timing of the company’s filing with the SEC of its Quarterly Reports. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict, or the like. Such forward-looking statements reflect the current intent, belief, and expectations of the company’s management and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause the actual results to differ materially from the results predicted include, among others, the risk that the company will encounter unexpected delays in completing and filing its Quarterly Reports and will not, on or before November 13, 2014, become current in the filing of its periodic financial reports with the SEC or will not comply with all other requirements for continued listing on Nasdaq. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722